Exhibit 10.60

August 13, 2013

Kid Brands, Inc.

One Meadowlands Plaza, 8th Floor

East Rutherford, NJ 07073

Attention: Kerry Carr

Re:	Kid Brands, Inc.

Dear Madam:

This letter agreement refers to that certain Credit Agreement dated as of December 21, 2012 (as amended, restated, supplemented or otherwise modified, renewed or replaced from time to time, the “Credit Agreement”) among Kid Brands, Inc., a New Jersey corporation (the “Lead Borrower”), the Persons named on Schedule 1.01 thereto (collectively, together with the Lead Borrower, the “Borrowers”), the Persons named on Schedule 1.02 thereto (collectively, the “Guarantors”), each lender party thereto from time to time (collectively, the “Lenders” and individually, a “Lender”), and Salus Capital Partners, LLC, as Administrative Agent and Collateral Agent (in such capacities, the “Agent”). Capitalized terms not otherwise defined herein shall have the respective meanings given such terms in the Credit Agreement.

The Lead Borrower has informed the Agent that the Loan Parties were slightly short in maintaining average daily Availability of not less than $9,000,000, measured on July 1, 2013, for the trailing two months ending immediately prior to such date. As a result, an Availability Trigger Event has occurred and the financial covenant set forth in Section 7.15(a) of the Credit Agreement is required to be tested on a monthly basis for each month ending after such Availability Trigger Event, commencing with the trailing twelve-month period ended July 31, 2013 (the “July TTM Period”). The Lead Borrower has further informed the Agent that the Loan Parties believe that they are unlikely to be in compliance with the financial covenant set forth in Section 7.15(a) of the Credit Agreement for the July TTM Period.

By this letter agreement, the Agent hereby advises the Borrowers that the Agent will not require the Loan Parties to comply with the covenant set forth in Section 7.15(a) of the Credit Agreement solely for the July TTM Period, or in the alternative, to the extent the Loan Parties are in fact in default of the covenant set forth in Section 7.15(a) of the Credit Agreement for the July TTM Period (the “Identified Default”), the Agent is hereby waiving the Identified Default, in either case effective upon (a) receipt of a copy of this letter agreement, duly executed by each Borrower, (b) receipt of a copy of an amended and restated Fee Letter, in the form attached as Exhibit A hereto, duly executed by the

Lead Borrower, and (c) payment by the Lead Borrower to the Agent of an amendment fee in the amount of $25,000, which fee shall be fully earned as of the date hereof and shall not be refunded or returned to the Lead Borrower or any other Loan Party under any circumstances. Each Borrower acknowledges and agrees that the foregoing waiver (to the extent applicable) relates solely to the Identified Default specified herein and shall in no way be deemed or construed as a waiver by the Agent or the Lenders of any other Default or Event of Default under the Credit Agreement or any of the other Loan Documents now existing or occurring subsequent to the date of this letter agreement. The Agent and the Lenders expressly reserve the full extent of their rights under the Credit Agreement, the other Loan Documents and applicable law in respect of any Default or Event of Default, whether existing on the date hereof or occurring after the date hereof, not specified herein as the Identified Default.

By this letter, the Agent further advises the Borrowers that the Agent will not require the Loan Parties to comply with the covenant set forth in Section 7.15(a) of the Credit Agreement solely for the trailing twelve-month period ended August 31, 2013.

In addition, so long as (a) other than the Identified Default, no Default or Event of Default has occurred and is continuing and (b) on or before the date that is thirty (30) days following the date of this letter agreement, the Lead Borrower has delivered to the Agent a revised Business Plan that is reasonably satisfactory to the Agent (the “Revised Business Plan”) of the Lead Borrower and its Subsidiaries on a monthly basis for the period July 1, 2013 through December 31, 2013 (the date of the delivery of the Revised Business Plan to the Agent, the “Delivery Date”), the Agent will endeavor to, on or about the Delivery Date, prepare and present to the Lenders for execution an amendment to the Credit Agreement on terms acceptable to the Agent and the Required Lenders which shall, among other things: (x) increase the Applicable Margin with respect to Tranche A Loans by 50 basis points, and (y) reset the minimum Consolidated EBITDA covenant levels based on the Consolidated EBITDA values in the Revised Business Plan for the periods ending September 30, 2013 through December 31, 2013, using a comparable methodology as was used to establish such levels for the Fiscal Year ending December 31, 2013, which includes a set-back no more than the set-back used to establish such levels.

The letter agreement is limited solely to the specific matters listed herein and shall not be deemed to be a waiver of any Default or Event of Default (other than the Identified Default) which may exist or an amendment or, except as set forth above, waiver of any provision of the Credit Agreement or the other Loan Documents. Except for the waiver of the Identified Default set forth above, the Credit Agreement and the other Loan Documents shall be and remain in full force and effect in accordance with their terms and hereby are ratified and confirmed by each Borrower in all respects. The execution, delivery, and performance of this letter agreement shall not operate as a waiver of any right, power, or remedy of the Agent or the Lenders under the Credit Agreement or the other Loan Documents. Each Borrower hereby ratifies and confirms in all respects all of its obligations and any prior grant of a security interest under the Credit Agreement and the other Loan Documents (except solely with respect to the Trademark Collateral, as defined in, and released by the Agent pursuant to, the Release of Trademark Security Interest dated July 24, 2013). The Borrowers agree to pay on demand all costs and expenses of the Agent and the Lenders in connection with the preparation, execution, delivery and enforcement of this letter agreement, including the reasonable fees and out-of-pocket expenses of counsel to the Agent.

This letter agreement shall be deemed to be a Loan Document for all purposes under the Credit Agreement.

Except as explicitly set forth herein, this letter agreement is not a novation or discharge of the terms and provisions of the obligations of any Borrower or any other Loan Party under the Credit Agreement and the other Loan Documents. There are no other understandings, express or implied, among the Borrowers, any other Loan Party, the Agent and the Lenders regarding the subject matter hereof or thereof.

The validity of this letter agreement, its construction, interpretation and enforcement, and the rights of the parties hereunder, shall be determined under, governed by, and construed in accordance with, the laws of the State of New York.

This letter agreement may be executed in any number of counterparts and by different parties and separate counterparts, each of which when so executed and delivered shall be deemed an original, and all of which, when taken together, shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this letter agreement by facsimile or other electronic means shall be as effective as delivery of a manually executed counterpart of this letter agreement. Any party delivering an executed counterpart of this letter agreement by facsimile or other electronic means also shall deliver a manually executed counterpart of this letter agreement but the failure to deliver a manually executed counterpart shall not affect the validity, enforceability, and binding effect of this letter agreement.

Very truly yours,

SALUS CAPITAL PARTNERS, as Agent and a Lender

By:	/s/ Kyle Schonak
Name: Kyle Schonak
Title: Senior Vice President

Acknowledged and Agreed:

KID BRANDS, INC., as the Lead Borrower

By:	/s/ Kerry Carr
Name: Kerry Carr
Title: EVP, Chief Operating Officer and CFO

KIDS LINE, LLC SASSY, INC. I & J HOLDCO, INC. LAJOBI, INC. COCALO, INC. RB TRADEMARK HOLDCO, LLC, each as a Borrower

By:	/s/ Kerry Carr
Name: Kerry Carr
Title: EVP, Chief Operating Officer and CFO